Exhibit 99.3

Conference Call with Analysts

Introduction

•	Welcome to this call regarding our proposed acquisition of Analex Corporation which we announced on Saturday morning. The purpose of the call is to provide details of the transaction and to discuss how Analex fits with the QinetiQ growth strategy
•	Before moving on to the detail, I would like to say upfront that as we are shortly to launch a tender offer for Analex, as this is a US public company we are bound by the rules of the Securities & Exchange Commission in the US. Based on legal advise, this does limit us to some extent in what we are able to say publicly at this time about certain aspects of the transaction, so my apologies in advance if we decline to answer certain questions that you may have in relation to this transaction. I would also draw your attention to the disclaimer that was included in the press release regarding forward looking information.

The transaction

•	Agreed offer designed to acquire 100% of the outstanding equity of Analex Corp
•	Listed on American Stock Exchange – Symbol: NLX
•	Cash offer at $3.70 per share valuing diluted equity of business at approximately $173m. Enterprise value expected to be similar as business will have negligible debt at completion following receipt of option exercise proceeds.
•	The offer price of $3.70 compares with their closing price on Friday of $1.88, representing a 97% premium. This relatively high premium reflects the relatively high discount that Analex experiences due to almost 60% of its equity being held by its 3 primary investors and the consequent very low trading volumes – only 13,400 shares were traded on Friday for instance and has rarely exceeded 30,000 shares per day in the last 3 months. We believe the relatively complicated financial structure of the company is also a contributing factor to its low market value.
•	Holders of 58.8% of the fully diluted equity have agreed to tender their shares subject to the provisions of the merger agreement – the 3 main shareholders are General Electric Pension Trust, New York Life Capital Partners and Pequot Private Equity Fund.
•	Funding for acquisition from existing bank facilities
•	Offer is subject to normal regulatory clearances (including anti-trust and foreign ownership regulations) and achieving a minimum of 50% acceptance in the tender offer which will be formally initiated next month.
•	Turning to the financials, Analex have a December year-end. Taking their last 4 quarterly filings shows LTM financials to 30 September 2006:
•	Revenue $150.3m
•	Total contract backlog at 30 Sept 06 was $413m, of which the funded element was $56m
•	EBITA – Profit before amortisation of acquired intangible assets, interest and tax $13.6m
•	EBITDA $14.5m
•	Operating cash conversion expected at >80%
•	As you would expect when buying another listed company we do expect to achieve cost synergies from the elimination of listed company costs within Analex but at this time we are not able to provide you with our formal estimate due to SEC Regulations.
•	Following the acquisition our debt to EBITDA levels still expected to be below 2.5:1 at year end

Who is Analex?

•	The Company is headquartered in Fairfax, VA and has 11 locations across the U.S, although most of its staff are co-located at customer sites.
•	Provider of mission critical, high technology services and solutions, principally to the US Government.
•	Principal areas of focus;
•	Information technology
•	Mission planning, mission performance, mission assessment software
•	Network analysis and monitoring software
•	The Tomahawk cruise program is a key contract in this sector

•	Aerospace engineering
•	Mission systems engineering, operations and acquisition support
•	Hardware and software design, engineering and integration
•	Key customers include NASA
•	Security & intelligence
•	Program, information and technology security engineering
•	Intelligence and counter-intelligence analysis
•	Key customers include DARPA
•	Contract and customer mix
•	c80% of its revenue is derived from prime contracts
•	Mix by contract types (60:40 Firm Fixed Price/T&M vs. cost reimbursement).
•	Revenue analysis 70% DoD and Security Agencies, 27% NASA
•	Principal defence customers include US Missile Defense Agency, US Navy, DARPA, US Army and NASA.
•	Broad range of Intelligence customers
•	The Company has served principal customers for more than 20 years.
•	Staff base
•	c1,100 employees, most of whom are security cleared
•	Approximately 70% of its personnel work on customer sites and roughly half of its workforce is located in the Washington, D.C. area.

What does the deal do for QinetiQ?

•	Very much consistent with Group strategic objectives on which we are already making good progress, given Analex’s focus on the US information, security and intelligence community.
•	Aligned with medium term financial objectives to;
•	Deliver 50% of revenue from North America
•	Achieve group wide operating margins of 10%
•	Demonstrates that we can still make US acquisitions that align well with our existing business and that can be secured at acceptable prices
•	Strong strategic fit with QNA existing business – IT Services/SETA—and with a strong management team
•	Future revenue opportunities
•	Significant new and expanded customer base and opportunities of scale that Analex brings to the group (i.e., the U.S. intelligence community, DARPA, and NASA)
•	Access to new contract vehicles
•	Broadens capabilities that QNAO will now be able to offer to its current customers (such as mission control, aerospace engineering, complex hardware and software independent verification and validation, and technology security).
•	Skilled workforce with high levels of security clearance
•	Earnings accretive immediately
•	Expect organic growth and margins for Analex to be in line with our existing QNA business, which you will recall delivered 9% organic growth and an underlying operating margin of 10% in the first half of our financial year
•	Proforma QNA revenues will be in excess of $800m

What happens next?

•	We will be initiating a standard two stage tender offer/merger
•	Subject to regulatory clearances, we expect a roughly 60 day period to close. If we get 90% acceptance at that time we can then force the remainder to sell immediately– it will take 4 to 6 weeks longer if less than 90% acceptance as will have to go to shareholder vote (but this only requires simple majority which we already have signed up). Either way we will secure 100% of the equity.
•	The regulatory clearances that are required are the normal ones for a transaction such as this, including CFIUS re foreign ownership. We are hopeful that there will not be any issues having already managed 6 acquisitions through this process in the last 3 years – although clearly this is not entirely in our control.
•	Therefore subject to no issues arising from the regulatory clearance processes and receipt of at least a 90% acceptance level from the tender offer we hope to close the acquisition by the end of March 2007 – and even if the acceptance level was a little below 90% we would still have control of Analex at that time and would complete the acquisition of 100% of the equity during the first quarter of our next financial year.

Q&A

In response to the single question raised at the meeting, participants were informed that:

Analex’s contract base is widely spread and predominantly call off in nature, with the relationship with customers determining the contract duration, although positive feedback has been received from the customer community in relation to performance on existing contracts; and

Analex’s effective tax rate broadly tracks the “standard” US tax rate of 40%, which is consistent with other acquired companies within the QinetiQ North America group.

Legal Statements

A TENDER OFFER FOR THE OUTSTANDING SHARES OF ANALEX CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF ANALEX CORPORATION SHOULD READ THE TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF ANALEX CORPORATION CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF ANALEX CORPORATION MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING ANALEX CORPORATION WHEN THE DOCUMENTS BECOME AVAILABLE.